COMPANY CONTACTS

Jeff Donnelly
Chief Financial Officer
(240) 744-1190

Briony Quinn
Senior Vice President
(240) 744-1196

FOR IMMEDIATE RELEASE
DIAMONDROCK HOSPITALITY COMPANY ANNOUNCES RETIREMENT OF GENERAL COUNSEL

BETHESDA, Maryland, Monday, March 25, 2024 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH), a lodging-focused real estate investment trust that owns a portfolio of 36 premium hotels and resorts in the United States, today announced that Bill Tennis, its long-time Executive Vice President and General Counsel, will retire effective June 30, 2024. Mr. Tennis, who joined the Company in 2010, has played a leading role in representing the Company in many of its strategic decisions and has been a trusted advisor to the Chief Executive Officer and other Company executives. Mr. Tennis received his undergraduate degree from Harvard University and his juris doctor from The New York University School of Law. His legal career spanned private practice in New York City, legal and business roles at Marriott International, and concluded with his contributions to DiamondRock’s success.

“Bill has been an indispensable part of the leadership team at DiamondRock. His thoughtfulness, intelligence and unique perspective allowed the Company to make better decisions, which have contributed to many of our milestone achievements over the last 14 years. We wish him great happiness in his well-earned retirement,” stated Mark Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company.

The Company has engaged Heidrick & Struggles to conduct a nationwide search for a new legal counsel.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 36 premium quality hotels with over 9,700 rooms. The Company has strategically positioned its portfolio to be operated both under leading global brand families as well as independent boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.